PricewaterhouseCoopers LLP
Chartered Accountants
PO Box 82
Royal Trust Tower, Suite 3000
Toronto Dominion Centre
Toronto, Ontario
Canada M5K 1G8
Telephone +1 416 863 1133
Facsimile +1 416 365 8215
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the use in this Amendment No. 1 to form 40-F of our report dated March 31, 2006, except as to Note 2, which is as of August 31, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Fairfax Financial Holdings Limited which appear in such Annual Report.
(Signed) “PricewaterhouseCoopers LLP”
Chartered Accountants
Toronto, Ontario
August 31, 2006
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.